Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-136797
333-136797-01
Prospectus Supplement No. 2
(To Prospectus Dated August 21, 2006)

NABORS INDUSTRIES, INC.	NABORS INDUSTRIES LTD.
$2,750,000,000
0.94% SENIOR EXCHANGEABLE NOTES DUE 2011
GUARANTEED BY NABORS INDUSTRIES LTD.

COMMON SHARES, PAR VALUE U.S.$0.001 PER SHARE, OF NABORS INDUSTRIES LTD.
ISSUABLE UPON EXCHANGE OF THE NOTES

GUARANTEE OF NABORS INDUSTRIES LTD.

     This prospectus supplement, which supplements the prospectus filed by Nabors Industries, Inc. (the “Company”) and Nabors Industries Ltd. (“Nabors”) on August 21, 2006, as supplemented on September 7, 2006 will be used by selling security holders to resell the notes and the common shares issuable upon the exchange of the notes. You should read this prospectus supplement in conjunction with the related prospectus, which is to be delivered by selling security holders to prospective purchasers along with this prospectus supplement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     You should read and rely only on the information contained in the prospectus supplement and the related prospectus, together with those documents incorporated by reference, as described on page (iii) of the prospectus under “Incorporation By Reference.” Neither the Company, Nabors nor any selling security holder has authorized any person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling security holders are offering to sell, and are seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. Neither this prospectus supplement nor the related prospectus constitutes an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement or the related prospectus is accurate as of any date other than the date on the front cover of the respective document.
Investing in the notes or Nabors’ common shares issuable upon exchange of the notes involves risks.
See “Risk Factors,” beginning on page 5 of the related prospectus.

The date of this prospectus is September 22, 2006.

     The information set forth in the following table modifies and supplements the information set forth in the table appearing under the heading “Selling Security Holders” in the related prospectus. The information is based on information provided to the Company and Nabors by or on behalf of the selling security holders on or prior to September 21, 2006 and has not been independently verified by the Company and Nabors. Since the date on which each selling security holder identified below provided this information, any of these selling security holders may have sold, transferred or otherwise disposed of all or a portion of its securities in transactions exempt from the registration requirements of the Securities Act or pursuant to the prospectus to which this prospectus supplement relates. The selling security holders may from time to time offer and sell pursuant to the prospectus or supplements thereto any or all of the securities. Because the selling security holders are not obligated to sell securities, the Company cannot estimate the amount of notes or how many shares of common stock that the selling security holders will hold upon consummation of any such sales. Information about other selling security holders, if any, will be provided in one or more prospectus supplements or post-effective amendments to the registration statement of which the prospectus is a part.

	0.94% Senior Exchangeable
	Notes Due 2011		Common Shares
	Principal Amount of	Percentage of
	Notes Beneficially	Notes	Number of Shares	Number of	Number of
	Owned and Offered	Outstanding	Owned Prior to	Shares Offered	Shares Held
Name	Hereby(1)	Before Offering	the Offering(1)(2)	for Sale(3)	After Offering
1976 Distribution Trust FBO AR Lauder (4)	7,000	*	152	152	0
2000 Revocable Trust FBO A.R. Lauder (4)	6,000	*	130	130	0
Alcon Laboratories (4)	342,000	*	7,463	7,463	0
Arlington County Employees Retirement System (4)	490,000	*	10,692	10,692	0
Barclays Capital Securities Limited (5)	30,000,000	*	654,663	654,663	0
British Virgin Islands Special Security Board (4)	113,000	*	2,465	2,465	0
Citigroup Global Markets Inc. (6)	72,439,000	2.63%	1,580,771	1,580,771	0
City University of New York (4)	98,000	*	2,138	2,138	0
Credit Suisse Securities LLC (7)	55,045,000	2.02%	1,201,197	1,201,197	0
DaimlerChrysler Corp. Emp. #1 Pension Plan, Dated 4/1/1989 (8)	2,605,000	*	56,846	56,846	0
DBAG London (9)	202,103,000	*	4,410,311	4,410,311	0
Deutsche Bank Securities Inc. (9)	14,467,000	*	315,700	315,700	0
Florida Fruit & Vegetable Association (4)	125,000	*	2,727	2,727	0
FPL Group Employee Pension Plan (8)	765,000	*	16,693	16,693	0
Franklin and Marshall College (8)	65,000	*	1,418	1,418	0
Georgia Municipal Employee Benefit System (4)	2,957,000	*	64,527	64,527	0
GLG Market Neutral Fund	110,000,000	4.00%	2,400,431	2,400,431	0
Goldman, Sachs & Co (10)	26,753,000	*	1,029,448	583,806	445,642
Grable Foundation (4)	102,000	*	2,225	2,225	0
Grady Hospital (4)	94,000	*	2,051	2,051	0
Greenwich International, Ltd. (11)	10,000,000	*	218,221	218,221	0
HBK Master Fund L.P. (12)	37,500,000	1.36%	923,128	818,328	104,800
Independence Blue Cross (4)	927,000	*	20,229	20,229	0
LDG Limited	354,000	*	7,725	7,725	0

	0.94% Senior Exchangeable
	Notes Due 2011		Common Shares
	Principal Amount of	Percentage of
	Notes Beneficially	Notes	Number of Shares	Number of	Number of
	Owned and Offered	Outstanding	Owned Prior to	Shares Offered	Shares Held
Name	Hereby(1)	Before Offering	the Offering(1)(2)	for Sale(3)	After Offering
New Orleans Firefighters (4)	57,000	*	1,243	1,243	0
Oak Hill Contingent Capital Fund Ltd. (13)	37,500,000	1.36%	818,328	818,328	0
Occidental Petroleum (4)	219,000	*	4,779	4,779	0
Pendragon (Convertibles) Fund Ltd. (14)	9,000,000	*	196,398	196,398	0
Police & Firemen of the City of Detroit (4)	674,000	*	14,708	14,708	0
Pro Mutual (4)	619,000	*	13,507	13,507	0
Ramius Fund III (15)	263,000	*	5,739	5,739	0
Ramius Master Fund, Ltd. (15)	4,537,000	*	99,006	99,006	0
Rampart Convertible Arbitrage Investors, LLC (8)	4,500,000	*	98,199	98,199	0
Rampart Enhanced Convertible Investors, LLC (8)	565,000	*	12,329	12,329	0
RCG Halifax Master Fund, Ltd. (15)	313,000	*	6,830	6,830	0
RCG Latitude Master Fund Ltd. (15)	19,200,000	*	418,984	418,984	0
Ritchie Capital Structure Arbitrage Trading, Ltd. (16)	10,000,000	*	218,221	218,221	0
San Francisco Public Employees Retirement System (4)	968,000	*	21,123	21,123	0
Satellite Convertible Arbitrage Master Fund, LLC (17)	15,000,000	*	327,331	327,331	0
South Dakota Retirement System (18)	3,000,000	*	65,466	65,466
Trustmark (4)	434,000	*	9,470	9,470	0
UBS Securities LLC (19)	20,001,100	*	702,054	436,466	265,588
Xavex Capital Arbitrage #5 (15)	1,000,000	*	21,822	21,822	0

*	less than one percent

(1)	Includes Nabors’ common shares issuable upon exchange of the notes based on the initial exchange rate of 21.8221 common shares per $1,000 principal amount of the notes. However, on exchange, the principal amount of the notes will be paid in cash and the exchange rate is subject to adjustment as described under “Description of the Notes — Exchange of Notes.” As a result, the number of common shares issuable upon exchange of the notes may increase or decrease in the future.

(2)	In calculating the Number of Nabors’ Common Shares Owned Prior to the Offering, we treated as outstanding the number of Nabors’ common shares issuable upon exchange of all of that particular holder’s notes in accordance with the applicable referenced exchange rates.

(3)	Shares selling security holders may, but are not obligated to, sell consist of Nabors’ common shares issuable upon exchange of the notes, assuming exchange of all of the holders’ notes into Nabors’ common shares at an exchange rate of 21.8221 common shares per $1,000 principal amount of the notes and a cash payment in lieu of any fractional share interest. However, on exchange, the principal amount of the notes will be paid in cash and the exchange rate is subject to adjustment as described under “Description of the Notes — Exchange of Notes.”

(4)	Tracy Maitland has voting and investment power over the respective securities.

(5)	The selling security holder has identified itself as a publicly-held entity, an investment company registered under the Investment Company Act of 1940 and a registered broker-dealer. Principal Amount of Notes Beneficially Owned and Offered Hereby excludes $52,139,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to Prospectus Supplement No. 1 filed on September 7, 2006.

(6)	Citigroup Global Markets Inc. (“Citigroup”) is a subsidiary of Citigroup Inc., a publicly-held entity, and has identified itself as a broker-dealer. Citigroup participated as co-book runner for the private offering of the securities. Principal Amount of Notes Beneficially Owned and Offered Hereby includes $54,939,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to Prospectus Supplement No. 1 filed on September 7, 2006.

(CS)	Credit Suisse Securities LLC has identified itself as a broker-dealer. Jeff Andreski holds voting control and dispositive power over the respective securities. Principal Amount of Notes Beneficially Owned and Offered Hereby includes $52,545,000 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to Prospectus Supplement No. 1 filed on September 7, 2006.

(8)	Palisade Capital Management, LLC is the registered investment advisor for the selling security holder. Mr. Jack Feiler has investment and voting power over the respective securities.

(9)	Deutsche Bank Securities Inc. (“Deutsche Bank”) has identified itself as a publicly-held entity. DBAG London is a subsidiary of Deutsche Bank. Patrick Corrigan has voting and investment power over the respective securities.

(10)	Goldman Sachs & Co. (“Goldman”) has identified itself as a registered broker-dealer. The number of Nabors’ Common Shares Owned Prior to the Offering includes 445,642 shares of Nabors’ common shares.

(11)	Greenwich International, Ltd. (“Greenwich”) is a wholly-owned subsidiary of Greenwich Capital Holdings, Inc., which is owned by the Royal Bank of Scotland Group PLC, a publicly traded company (London Stock Exchange: RBS). Greenwich has also identified itself as an affiliate of Greenwich Capital Markets Inc., a registered broker-dealer. Robert Barron has investment and voting power over the respective securities.

(12)	HBK Master Fund L.P. (“HBK Master”) has identified itself as an affiliate of a registered broker-dealer and has represented that it acquired the securities in the ordinary course of business and, at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. HBK Investments L.P. (“HBK Investments”) may be deemed to have sole voting and sole dispositive power over the securities pursuant to an Investment Management Agreement between HBK Investments and HBK Master. Additionally, the following individuals may be deemed to have control over HBK Investments: Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, David C. Haley and Jamiel A. Akhtar. The number of Nabors’ Common Shares Owned Prior to the Offering includes 104,800 shares of Nabors’ common shares.

(13)	Yon Utorov holds investment and voting power over the respective securities.

(14)	Pendragon Capital LLP is the investment manager of Pendragon (Convertibles) Fund Ltd.

(15)	Ramius Advisors, LLC (“Ramius Advisors”) is the investment adviser of the selling security holder and consequently has voting control and investment discretion over securities held by the selling security holder. Ramius Capital Group L.L.C. (“Ramius Capital”) may be deemed to have voting control and investment discretion over securities held by the selling security holder. Ramius Capital disclaims beneficial ownership of the shares held by the selling security holder. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares. An affiliate of Ramius Capital is an NASD member. However, this affiliate will not sell any shares purchased in this offering and will receive no compensation whatsoever in connection with the sale of shares purchased in this transaction.

(16)	A.R. Thane Ritchie holds voting control and disposition power over the respective securities.

(17)	The discretionary investment manager of the selling security holders is Satellite Asset Management, L.P. (“SAM”). The controlling entity of SAM is Satellite Fund Management, LLC (“SFM”). The managing members of SFM are Lief Rosenblatt, Mark Sonnino & Gabe Nechamkin. SAM, SFM and each named individual disclaims beneficial ownership of the securities.

(18)	South Dakota Retirement System has identified Dan Frasier and Ross Sandine as holders of investment and voting power over the respective securities.

(19)	UBS Securities LLC has identified itself as a registered broker-dealer and a subsidiary of UBS AG, an investment company registered under the Investment Company Act of 1940. UBS AG is also a publicly traded entity. Prior to the Offering includes 265,588 shares of Nabors’ common shares owned by UBS Securities LLC. The Principal Amount of Notes Beneficially Owned and Offered Hereby includes $1,100 aggregate principal amount of 0.94% Senior Exchangeable Notes due 2011 previously registered pursuant to the Prospectus filed on August 24, 2006 and the number of Nabors’ Common Shares Owned Prior to the Offering includes 265,588 shares of Nabors’ common shares.

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